UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_________________

FORM 8–K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): May 1, 2015

Thor Industries, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	1-9235 (Commission File Number)	93-0768752 (IRS Employer Identification No.)

601 East Beardsley Avenue, Elkhart, Indiana (Address of Principal Executive Offices)	46514-3305 (Zip Code)

Registrant’s telephone number, including area code: (574) 970-7460

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On May 1, 2015 (the “Closing Date”), Thor Industries, Inc. (the “Company”) entered into a Membership Interest Purchase Agreement (the “Purchase Agreement”) with Postle Aluminum Company, LLC (the “Seller”) pursuant to which the Company acquired all of the issued and outstanding membership units of Postle Operating, LLC (“Postle”). Postle is engaged in the business of extruding aluminum and distributing aluminum extrusions and steel parts. Under the Purchase Agreement, the Closing was deemed effective as of 12:01 a.m. on the Closing Date. Capitalized terms used in this Form 8-K but not otherwise defined herein shall have the meanings ascribed to those terms in the Purchase Agreement.

The Agreement provides that the purchase price to be paid by the Company to the Seller will be $140,000,000 (the “Closing Purchase Price”), subject to adjustment as set forth in Section 1.4 of the Agreement. On the Closing Date, $135,000,000 of the Closing Purchase Price, plus (i) the Estimated Cash Balance and (ii) approximately $4,000,000, the amount by which the Estimated Net Assets exceeded the Target Net Assets as of April 30, 2015, was paid to the Seller and the remaining $5,000,000 of the Closing Purchase Price was placed into an escrow account to be held pursuant to the provisions of Section 1.5 of the Purchase Agreement. The cash payments made by the Company as part of this transaction were funded entirely from the Company’s cash on hand.

As more fully outlined in the Purchase Agreement, the Sellers have agreed to indemnify the Company, Postle, and their Affiliates in respect of, and hold them harmless against, any and all losses incurred or suffered by them related to (a) any (i) Breach of any representation or warranty of the Seller contained in the Purchase Agreement or (ii) Breach of any covenant or agreement of the Seller contained in the Purchase Agreement; (b) any failure of the Seller to have good title to the issued and outstanding membership interests free and clear of any Encumbrance; (c) any and all known claims for which an adequate reserve (as determined by Exhibit 1.3 to the Purchase Agreement and, if not covered by Exhibit 1.3, then by generally accepted accounting principles (GAAP)) does not exist; or (d) resulting from any claim for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made or alleged to have been made with the Seller or Postle (or any person acting on their behalf) in connection with any of the transactions contemplated by the Purchase Agreement. The indemnification obligations listed above are subject to an indemnification bucket and cap as outlined in Section 4.5 of the Purchase Agreement.

Postle will operate as an independent, wholly-owned subsidiary of the Company following the closing of the transactions contemplated by the Purchase Agreement and Postle’s senior management team has agreed to continue employment with Postle after the sale.

Certain of the Company’s operating subsidiaries have been long-term customers of Postle and/or the Seller; otherwise, there are no other material relationships between the Company or its affiliates and the Seller.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the Purchase Agreement, a copy of which will be attached as an exhibit to the Company’s Quarterly Report on Form 10-Q for the quarter ended April 30, 2015.

On May 1, 2015, the Company issued a press release announcing its acquisition of Postle. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Copy of press release, dated May 1, 2015, issued by the Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thor Industries, Inc.

Date: May 1, 2015	By:	/s/ W. Todd Woelfer
	Name:	W. Todd Woelfer
	Title:	Senior Vice President, General Counsel and Secretary